Exhibit 99.1
409A Amendment
to the
Community Bank
Executive Supplemental Retirement Plan Agreement for
Tracy M. French
     Community Bank (“Bank”) and Tracy M. French (“Executive”) originally entered into the Community Bank Executive Supplemental Retirement Plan Agreement (“Agreement”) on Sept 24, 2002. Pursuant to Subparagraph V (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.
RECITALS
     This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Therefore, the following changes shall be made:
1.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (K) under Section I, as follows:
Separation from Service. Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).
2.	The final sentence in Subparagraph II (A), “Retirement Benefit”, shall be modified to state that the Index Retirement Benefit shall be paid to the Executive in monthly installments.
3.	The final sentence in Subparagraph II (B), “Termination of Service”, shall be modified to state that the Index Retirement Benefit shall be paid to the Executive in monthly installments.
4.	Subparagraph II (F), “Disability Benefit”, shall be deleted in its entirety and replaced with the following Subparagraph II (F):
In the event the Executive becomes disabled, he shall receive the benefits in Subparagraph II (A) above, payable within thirty (30) days of disability in one hundred eighty (180) equal monthly installments. Such benefit shall begin without regard to the Executive’s Normal Retirement Age and the Executive shall be one hundred percent (100%) vested in the entire benefit amount.

For purposes of this agreement, “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering executives of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.
5.	A new Subparagraph II (G) shall be added as follows:
Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, Executive is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.
6.	A new Subparagraph II (H) shall be added as follows:
Certain Accelerated Payments. The Bank may accelerate distribution to the Executive of deferred amounts (including for payment of employment taxes, and amounts includible in income as a result of a 409A plan failure), provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).
7.	The first sentence of Section IV, “Change of Control”, shall be deleted in its entirety and replaced with the following sentence:

Upon a Change of Control (Subparagraph I [I]), if the Executive subsequently suffers a Termination of Service (Subparagraph I [D]), then the Executive shall receive the benefits promised in Subparagraph II (A) of this Executive Plan in one hundred eighty (180) equal monthly installments commencing thirty (30) days after Normal Retirement Age, as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age.
8.	Subparagraph V (C), “Amendment or Revocation”, shall be modified to add the following language at the end:
“subject to the subsequent change rules of IRC §409A.”
Therefore, the foregoing changes are agreed to.

For the Bank	Executive

Date	Date